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                                                                      Exhibit 21
                         SUBSIDIARIES OF THE REGISTRANT

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
                Name                        Jurisdiction of Organization                        Ownership
--------------------------------------    ----------------------------------    ------------------------------------------
James Monroe Bank                                     Virginia                                    100%
          James Monroe Insurance                      Virginia                                    100%
          Services, Inc.
James Monroe Statutory Trust I                       Connecticut                  100% of the common voting securities
James Monroe Statutory Trust II                      Connecticut                  100% of the common voting securities
James Monroe Statutory Trust III                     Connecticut                  100% of the common voting securities

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